Exhibit (d)(2)

Grupo Ferrer Internacional, S.A.

Diagonal 549, 5a planta

E-08029 Barcelona, Spain

CONFIDENTIAL

May 9, 2016

Alexza Pharmaceuticals Inc.

2091 Stierlin Court

Mountain View, CA 94043

United States

Attention:         Ms. Tatjana Naranda

                         Director Business Development & Global Alliance Management

Dear Ms. Naranda,

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and between Grupo Ferrer Internacional, S.A. (“Ferrer”), Ferrer Pharma Inc., and Alexza Pharmaceuticals, Inc. (“Alexza”, and each of Alexza and Ferrer, a “Party”). In connection with the transactions contemplated by the Merger Agreement (collectively, the “Transaction”), the Parties desire to exchange certain information concerning the Parties and the Transaction. In consideration for, and as a condition of, such information being made available, the Parties agree to, and to direct their Representatives (as defined below) to, treat, or cause to be treated, all Confidential Information (as defined below) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking, as applicable, the other actions hereinafter set forth.

1. Certain Definitions. For purposes of this Agreement, (i) the term “Confidential Information” shall mean any and all information concerning a Party (the “Disclosing Party”) or its affiliates that is obtained by the other Party or its Representatives (the “Receiving Party”) irrespective of form or medium of communication, including all written, oral and electronic communications and all information which the Receiving Party or its Representatives otherwise learn or obtain, through observation or analysis of such information, together with any notes, analyses, reports, models, projections, compilations, studies, interpretations, documents or records to the extent containing, referring, relating to, based upon or derived from any such information, in whole or in part, (ii) the term “Representative” shall mean, with respect to any person, such person’s affiliates and its and its affiliates’ directors, officers, employees, agents, advisors and other representatives (including financial advisors, attorneys, accountants and consultants); (iii) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, group, individual or other entity; and (iv) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the Parties agree that either Party may be a Disclosing Party and/or a Receiving Party, depending on the circumstances in which reference is made to such terms hereunder.

Notwithstanding the foregoing, the term “Confidential Information” does not include information that (i) is generally available to the public other than through a breach of this Agreement by the Receiving Party or its Representatives, (ii) was within the Receiving Party’s possession prior to the date of this Agreement from a source other than the Disclosing Party or any of its Representatives, (iii) was or is received by the Receiving Party or its Representatives from a source other than the Disclosing Party or any of its Representatives; or (iv) was or is lawfully and independently developed by the Receiving Party or its Representatives without reference to the Confidential Information and without violation of this Agreement; provided that, in the case of clauses (ii) and (iii) above, the Receiving Party does not have knowledge that such source is bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party or another party or otherwise prohibited from transmitting the information to the Receiving Party by law, contractual obligation, fiduciary duty or otherwise.

2. Use and Disclosure of Confidential Information. The Parties hereby agree that the Receiving Party and its Representatives shall (i) use the Confidential Information solely for the purpose of evaluating, negotiating and consummating the Transaction and not for any other means or purpose and (ii) except as required by applicable law, regulation, order or decree, not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information to its Representatives who (a) need to know the Confidential Information solely for the purpose of evaluating, negotiating or consummating the Transaction and (b) are informed by the Receiving Party in advance of the confidential nature of such information and are directed to comply with the terms of this Agreement as if they were parties hereto. The Parties agree that the Receiving Party (x) shall undertake precautions to protect the confidentiality of the Confidential Information that are at least as protective as the precautions undertaken by it with respect to its confidential and competitively valuable business information, (y) to be responsible for any violation of this Agreement (or any directions provided hereunder) by any of its Representatives, and (z) to take all commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information or from breaching or threatening to breach any other provision of this Agreement.

3. Compelled Disclosure. In the event that the Receiving Party or its Representatives are compelled by applicable law, regulation, order or decree to disclose all or part of the Confidential Information, the Receiving Party shall (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement in order to enable the Disclosing Party (at the Disclosing Party’s expense) to seek an appropriate protective order or other remedy; (ii) consult and cooperate with the Disclosing Party with respect to taking legally available steps to resist or narrow such request and exercise commercially reasonable efforts to pursue such steps at the Disclosing Party’s reasonable request (in which case the Disclosing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred in connection therewith); and (iii) in the absence of a protective order, disclose only such portion of the Confidential Information which is required to be disclosed.

4. Return or Destruction of Documents. In the event of the termination of the Merger Agreement for any reason, the Receiving Party and its Representatives will promptly upon the request of the Disclosing Party, at its option, either (i) destroy all copies of the Confidential Information in its or its Representative’s possession or control or (ii) deliver to the Disclosing Party at its own expense all hard copies of the Confidential Information and, for the avoidance of doubt, in each case, permanently erase or delete all electronic copies of the Confidential Information in its or its Representatives’ possession or control; provided that (x) the Receiving Party and its Representatives shall not be required to delete, erase or destroy any Confidential Information contained in an archived computer backup system stored as a result of automated backup procedures in the ordinary course (it being agreed that the Receiving Party and its Representatives shall not access such archived computer files containing any such Confidential Information after such delivery or destruction is otherwise required), and (y) the Receiving Party may retain one copy of the Confidential Information (and may only access any such Confidential Information) to the extent and for so long as such retention and access by it is required by law or regulation for use solely to comply with such law or regulation.

5. Remedies for Breach. Each Party and its Representatives acknowledge that money damages and remedies at law may not be a sufficient remedy for any breach or threatened breach of this Agreement by such Party or any of its Representatives, each Party and its Representatives agree that the other Party could be irreparably harmed in the case of any such breach or threatened breach, and each Party and its Representatives agree that the other Party shall be entitled to seek specific performance and injunctive or other equitable relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by either Party or any of its Representatives of this Agreement but shall be in addition to all other remedies available at law or equity to the other Party.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to any principles of conflicts of law thereof. Each Party agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the United States District Court of the Southern District of the State of New York or, if that court declines to accept or does not have jurisdiction over a particular matter, any other State Court in the State of New York or Federal court of the United States of America located in the State of New York, and each Party irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of, and to venue in, such courts (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth below shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING REGARDING THE SUBJECT MATTER OF THIS AGREEMENT.

7. Miscellaneous. This Agreement does not apply to any information exchanged in connection with the Collaboration, License and Supply Agreement, dated as of October 5, 2011, by and between Alexza and Ferrer (as amended through the date hereof and as may be further amended from time to time). The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement shall inure solely to the benefit of and be binding upon the Parties and their respective legal successors and permitted assigns; provided that neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party. Any attempted assignment by a Party without the prior written consent of the other Party will be of no force and effect. Except as expressly set forth herein, each of the Parties shall be responsible for its own costs and expenses associated with the subject matter of this Agreement, whether or not a transaction is consummated. It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege. This Agreement contains the entire agreement between the Parties concerning the subject matter of this Agreement, and no provision of this Agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by both Parties in the case of an amendment or modification or by the Party to be charged in the case of a waiver or consent, which writing specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given. This Agreement may be executed in any number of counterparts, including by pdf or facsimile transmission, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

8. Notices. All notices hereunder shall be in writing and shall be delivered, sent by recognized overnight courier, email (with confirmation of receipt by reply email), or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party’s address shown below. Notices which are hand delivered or delivered by recognized overnight courier or email shall be effective on delivery. Notices which are mailed shall be effective on the third day after mailing.

If to Alexza:

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Attn.: Thomas B. King, President and Chief Executive Officer

Email: tking@alexza.com

If to Ferrer:

Grupo Ferrer Internacional, S.A.

Diagonal 549

08029 Barcelona

Attn.: Meritxell Casas, Legal Deputy Director

Email: mcasas@ferrer.com

unless and until notice of another or different address shall be given as provided herein.

9. Term. This Agreement shall terminate upon the earlier to occur of (i) first anniversary of the date of this Agreement and (ii) the consummation of the Transaction.

(The remainder of this page is intentionally left blank.)

Please confirm Alexza’s agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between Alexza and Ferrer.

Very truly yours,

GRUPO FERRER INTERNACIONAL, S.A.

By:	/s/ Sergio Ferrer-Salat
Name: Sergio Ferrer-Salat
Title: President

[Signature Page to Confidentiality Agreement]

Accepted and agreed as of the date first written above:

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King
Name: Thomas B. King
Title: President & CEO

[Signature Page to Confidentiality Agreement]